Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into March 22, 2007, but not to take effect until the Effective Date (as defined in Section 1(d) below) by and between John Rush, an individual (“Executive”), and North American Scientific, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to engage Executive as the President and Chief Executive Officer of the Company; and

WHEREAS, Executive desires to be employed by the Company, in such capacity, and to assume the duties and responsibilities set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained below, the parties agree as follows:

1. Employment by the Company and Term.

(a) Position. Subject to the terms herein, the Company agrees to employ Executive as President and Chief Executive Officer, and Executive hereby accepts such employment. Executive shall render such other services for the Company and entities controlled by, under common control with or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company (“Company Affiliates”) as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive’s experience. During the term of his employment with the Company, Executive will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with the performance of his duties hereunder. Notwithstanding the immediately preceding sentence, with prior notice to and approval by the Company’s Board of Directors (the “Board”), which approval shall not be unreasonably withheld, Executive may serve on the Board of Directors for up to two other public (or private) companies, provided that such companies are not, and are not reasonably likely to become, direct competitors with the Company.

(b) Duties. Employee shall have the responsibilities and duties as set forth in the bylaws of the Company and such other duties commensurate with the position of chief executive officer of entities comparable to the Company, including responsibility for overseeing the implementation of all resolutions adopted by the Board, general supervision over the Company’s business and financial affairs and its other officers, employees, agents and representatives, and such other supervisory duties as may reasonably be assigned to him by the Board.

(c) Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(d) Term. This Agreement shall become effective on the day Executive commences employment with the Company (“Effective Date”). Thereafter, Executive’s employment shall be at-will, and either party may terminate such employment at any time, for any reason, with or without notice, subject to the terms of Section 8 below (“Term”). Executive acknowledges that certain provisions of this Agreement, including without limitation Sections 9 through 13, survive termination of employment and termination of this Agreement.

2. Compensation and Benefits.

(a) Salary. Effective on the Effective Date, Executive shall receive for services rendered hereunder a salary at a rate of Three Hundred and Fifty Thousand Dollars ($350,000.00) per annum, payable in accordance with Company’s policies and practices for payment of salary to salaried employees (the “Base Salary”). The Base Salary will be reviewed annually by and shall be subject to adjustment at the sole discretion of the Board or the Compensation Committee thereof.

(b) Participation in Benefits Plans. During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. Notwithstanding the immediately foregoing, nothing herein shall preclude the Company from terminating or modifying any such benefit plan or program. Executive shall also participate in all fringe benefits offered generally by the Company to its executives.

(c) Vacation. Executive shall be entitled to a period of annual vacation time equal to five (5) weeks per 12- month period, to accrue pro rata during the course of each such 12- month period. The days selected for Executive’s vacation must be mutually and reasonably agreeable to Company and Executive. In no event shall Executive’s total accrued vacation exceed eight (8) weeks. Whenever Executive’s total accrued vacation has reached the maximum of eight (8) weeks, Executive will stop accruing any further vacation and will only resume accruing vacation when and to the extent the Executive’s total accrued vacation is reduced below the maximum of eight (8) weeks.

3. Annual Bonuses.  Executive shall be eligible to receive an annual bonus (based on the Company’s fiscal year ending October 31) in an amount, if any, of up to 60% of his Base Salary of each year or portion thereof during which the Executive is employed hereunder, based upon the achievement by the Company and/or Executive of performance goals and objectives established annually by the Board or the Compensation Committee thereof in consultation with the Executive (“Performance Goals”), as determined by the Company’s Compensation Committee. With respect to the period which begins on the Effective Date and ends on the last day of the fiscal year that includes the Effective Date, Executive shall be eligible to receive a bonus in an amount no less than 30% of his annualized Base Salary, multiplied by a fraction, the numerator of which is the number of days in the such period and the denominator of which is 365.

4. Stock Options.

(a) Grant of Options. On the Effective Date, the Company shall cause to be issued to Executive options with respect to 1,800,000 shares of common stock of the Company, such options to be exercisable at a price equal to the fair market value per share of Company common stock as of the grant date, as determined under the North American Scientific, Inc. 2006 Stock Plan (the “Company’s Stock Plan”). Options with respect to 600,000 of the 1,800,000 shares shall be granted under the Company’s Stock Plan and shall be incentive stock options (ISOs) to the maximum extent permissible and the remainder shall be non-statutory options (NSOs) (together, “Plan Options”). The options with respect to the remaining 1,200,000 shares shall be granted as a stand-alone grant outside of the Company’s Stock Plan and will be NSOs (“Non-Plan Options”). “Options” shall refer to both Plan Options and Non-Plan Options.

(b) Option Terms. Both the Plan Options and the Non-Plan Options shall have a term of ten (10)years, and shall vest ratably on the monthly anniversary of the Effective Date, beginning with the first such monthly anniversary, with full vesting to occur on the fourth annual anniversary of the Effective Date. Plan Options and Non-Plan Options shall remain exercisable until the earlier of the expiration of the term of the Option or (i) three (3) months following Executive’s Termination Date (as defined below) in the case of termination for reasons other than Cause, death or Disability (as such terms are defined below) or (ii) 12 months following Executive’s Termination Date in the case of termination on account of death or Disability. In the event that Executive’s employment is terminated for Cause, all outstanding options, whether vested or not, shall immediately lapse.

(c) Tandem SAR. Each Plan Option and each Non-Plan Option will be granted in tandem with an stock appreciation right (SAR), which SAR shall remain outstanding until such time as the authorized shares of the Company have increased to at least 60,000,000. Under the SAR, if an Option is exercised prior to the time that the authorized shares have reached this level, the Company, in its sole discretion, may elect to settle the exercise in cash or in shares. Once the authorized shares have reached this level, the SAR and the Company’s ability to elect to settle in cash shall lapse.

(d) Additional Grant in Event of Equity Increase.. In the event that within a period of 24 months of the Effective Date, the Company issues additional shares of stock in connection with a transaction, the principal purpose of which is to raise cash by the sale of its securities in a private placement, Executive shall be granted, as of the closing date of such transaction, options with respect to an additional number of shares equal to three percent (3%) of the number of shares (not including any warrants or options) of Company common stock issued on such date in connection with such transaction (the “Additional Options”), such Additional Options to be granted at the fair market value (as determined under the Company’s Stock Plan) on the date of such transaction, and to be granted subject to vesting, exercisability and termination provisions as set forth in subparagraph (b) above, based on a grant date which is the closing date of the transaction giving rise to the grant of the Additional Options, rather than the Effective Date.

5. Reasonable Business Expenses and Support. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, assistance and facilities suitable to and appropriate for his position and responsibilities.

6. Living and Related Travel Expenses. Upon submission of itemized expense statements in the manner specified by the Company with respect to travel and business expenses, Executive shall be entitled to reimbursement of up to $40,000, in the aggregate, for reasonable out-of-pocket living and related travel expenses incurred during the period prior to the time that Executive relocates to the Los Angeles, California area.

7. Legal Expenses. All reasonable legal fees and expenses (not to exceed $2,500.00) incurred by Executive in connection with his negotiations to become affiliated with the Company, including the negotiation and preparation of this Agreement, shall be paid by the Company.

8. Termination of Employment. The date on which Executive’s employment by the Company ceases for any reason, whether voluntary or involuntary, shall be defined herein as the “Termination Date.” Except as specifically provided below, upon the Executive’s termination of employment for any reason, the Company shall pay to Executive (i) Base Salary earned by Executive through the Termination Date and unpaid at such date, plus (ii) credit for any vacation earned by Executive but not taken at the date of Executive’s termination, plus (iii) all other amounts earned by Executive and unpaid as of such termination date.

(a) Termination By Company for Reasons other than Cause, Death or Disability; Termination by Executive for Good Reason. If the Company terminates Executive’s employment for any reason other than Executive’s death, Disability or Cause, or (b) Executive resigns for Good Reason, the Company will continue to pay Executive his Base Salary in effect on the Termination Date for a period ending 12 months following the Termination Date, such payments to be made in accordance with the Company’s standard payroll practices for salaried employees.

(i) Definition of Cause. “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the disinterested directors of the Board: (a) gross negligence or willful misconduct in the performance of Executive’s duties; (b) willful, material and repeated breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of 15 days following the date that the Company has given Executive written notice thereof; (c) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (d) the violation of any federal, state or local law or any act of moral turpitude which has a material adverse impact on the business, reputation or operation of the Company or on Executive’s ability to perform his duties under this Agreement; (e) intentional infliction of any damage of a material nature to the business or any property of the Company or any of its Affiliates; or (f) the repeated non—prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non—controlled substance which, in any case described in this clause, the Board reasonably determines has a material adverse impact on the Executive’s ability to serve in his capacity as an officer or employee of the Company or it Affiliates.

(ii) Definition of Resignation for Good Reason. A “Resignation for Good Reason” shall mean a termination of the employment relationship by Executive after (i) an unwarranted material diminution by the Company in Executive’s position or responsibilities without Executive’s consent, or (ii) a reduction in Executive’s Base Salary, provided that within 30 days of any such alleged diminution or reduction, Executive provides the Company with written notice of the basis for his claim that he has Good Reason to terminate his employment and a period of at least 15 days to cure.

(iii) Definition of Disability.“Disability” means an accident, illness, injury or other medical condition that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, which is expected to result in a prolonged absence from employment, as defined by and determined by the Board.

(b) Control Termination. In the event of a Control Termination (as defined below), the Company will (i) continue to pay Executive his Base Salary in effect on the Termination Date for a period ending 12 months following the Termination Date (the “Change of Control Benefit Period”), such payments to be made in accordance with the Company’s standard payroll practices for salaried employees, and (ii) continue Executive’s group health benefits which the Employer maintains, from time to time, for its senior executives and their families, under the same terms and conditions, including payment of any required employee contributions therefor, as may generally apply (including any limitation or termination of coverage of non-spouse dependents after a stated age), to the extent such can be continued under the terms of the governing plans) for the Change in Control Benefit Period;. In addition, Executive shall, as of the date of the Control Termination, become fully vested in any unvested Options previously granted to him.

(i) Definition of Control Termination. The term “Control Termination” shall mean: (i) a termination of this Agreement and Executive’s employment by the Company or the Executive immediately prior to or concurrent with a Change of Control (as defined below) if Executive is not employed by the successor entity after such Change in Control; or (ii) resignation by the Executive within 90 days after a “Change of Control” of the Company upon the occurrence of an event that constitutes “Good Reason”.

(ii) Definition of Change in Control. The term “Change of Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the “Act”) or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Act which serve similar purposes; provided that, without limitation, such a change in control shall be deemed to have occurred if and when either

(A) (i) any “person” (as such term is used in sections 13(d) and 14(d) of the Act) is or becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote with respect to the election of its Board of Directors, and

(ii) as the result of the foregoing transaction or events, individuals who were members of the Board immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event; or

(B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

(c) Release of Claims. The payment of any severance payments or benefits under Section 8 of this Agreement shall be subject to Executive signing an agreement reconfirming his post—employment obligations contained in this Agreement and releasing the Company and all related parties from any claims, such agreement to be prepared by the Company or its designee.

(d) Compliance With IRC Section 409A. Notwithstanding anything contained hereunder, Executive agrees that if necessary to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company in its reasonable discretion, any and all payments under this Section 8 will be deferred until six (6) months after the Termination Date, and any amounts that would otherwise would have been paid during such six (6)-month period will be paid instead as a lump sum at the end of the such six (6)-month period.

9. Gross Up Payments.

(a) Parachute Payments. To the extent that any amount payable to Executive (hereunder or otherwise) alone or together with other compensation constitutes a “parachute payment” within the meaning of section 280G of the Code that would result in some or all of the compensation owed being characterized as “excess parachute payments” (as defined under section 280G of the Code), and would, therefore, be subject to an excise tax under section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, at the time specified below, an additional amount (the “Parachute Gross-Up Payment”), such that the net amount retained by Executive, after deduction of the Excise Tax and any federal, state and local income tax, including the Excise Tax on the Gross-Up Payment and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in section 1274(d) of the Code) of the compensation in the nature of parachute payments at the time such payments are to be made.

(b) Non-Qualified Deferred Compensation. To the extent that any amount or benefit payable to Executive hereunder is determined to be includible in gross income under section 409A of the Code, and regulations thereunder and would, therefore, be subject to under section 409A(a)(1)(B) of the Code (the “Additional Amounts”), the Company shall pay to the Executive, at the time specified below, an additional amount (the “409A Gross-Up Payment”), such that the net amount or benefit retained by Executive, after deduction of the Additional Amount and any federal, state and local income tax on such 409A Gross-Up Payment, including any Additional Amount on the 409A Gross-Up Payment and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the compensation in the nature of non-qualified deferred compensation subject to section 409A, at the time such payments or benefit become includible in gross income under section 409A of the Code.

(c) Determinations. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by nationally recognized independent public accountants agreed to by the Company and Executive (the “Accounting Firm”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of determining the amount of any Parachute Gross-Up Payment and any 409A Gross-Up Payment (collectively, the “Gross-Up Payments” and each a “Gross-Up Payment”), and unless otherwise agreed by the Company, the Executive and the Accounting Firm, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive’s residence, and/or any other state or locality that may be applicable, in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates. For purposes of making the calculations required by this Section 9, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code and section 409A of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination hereunder.

(d) Time of Payment. The Gross-Up Payments provided for in Section 9(a) and (b) above shall be made upon the earlier of (i) (A) the payment to the Executive of compensation in the nature of a parachute payment, in the case of a Parachute Gross-Up Payment, or (B) the day on which an amount becomes non-qualified deferred compensation subject to section 409A of the Code and includible in Executive’s gross income, in the case of a 409A Gross-Up Payment, or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax or Additional Amounts, as the case may be.

(e) Adjustments. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax and/or Additional Amounts is less than the amount taken into account under Section 9(a) and/or (b) above, the Executive shall repay to the Company within thirty (30) days of Executive’s receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to any Excise Tax and/or Additional Amounts and federal, state and local income taxes imposed on the Gross-Up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax and/or Additional Amounts or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax and/or Additional Amounts exceeds the amount taken into account under Section 9(a) or (b) above (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make any additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company’s receipt of notice of such final determination.

(f) Limitation. No Gross-Up Payment shall be made in respect to any regular income taxes or employment taxes except to the extent attributable to such taxes on a Gross-Up Payment.

10. Proprietary Information Obligations. During the term of employment under the Agreement, Executive will have access to and become acquainted with the Company’s and the Company Affiliates’ confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s and Company Affiliates’ customer relationships; personnel, sales, marketing, and financial operations and methods; trade secrets; business plans; research and development; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”). Executive shall not disclose any of the Company’s or the Company’s Affiliates’ Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer—recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or the Company’s Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or the Company’s Affiliates, as the case may be, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment or at any other time that the Company may request; provided, however, that Executive may retain copies of documents reasonably available to the Company’s shareholders generally and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include information which is or becomes generally public knowledge except through disclosure by the Executive in violation of this Agreement or the wrongful act of any third party, and (ii) information that may be required to be disclosed by applicable law.

11. Non—Solicitation. From the Execution Date of this Agreement through the date one (1)year after the Termination Date, Executive will not on his own behalf or on behalf of an other person or entity, without the express written consent of the Board, solicit or attempt to solicit, induce or encourage any then current employee, customer, business relation, service provider or representative of the Company to terminate or modify his, her or its employment or business relationship with the Company.

12. Inventions. Executive will, during the period of his employment, disclose to the Company promptly and fully all Inventions made or conceived by the Executive (either solely or jointly with others), including but not limited to Inventions which relate to the business of the Company or Company Affiliates or the Company’s or the Company Affiliates’ actual or anticipate research or development, or result from work performed by him for the Company or the Company Affiliates. All Inventions and all records related to Inventions, whether or not patentable, shall be and remain the sole and exclusive property of the Company. “Inventions” means all inventions, discoveries, processes, improvements, designs, developments, and ideas, and all know—how related thereto. Executive hereby assigns and agrees to assign to the Company or its designee all of his rights to Inventions and any patents, trademarks, or copyrights which may be issued with respect to Inventions. Executive further acknowledges that all work shall be work made for hire. During and after the term of this Agreement, Executive agrees to assist the Company, without charge to the Company but at its request and expense, to obtain and retain rights in Inventions, and will execute all appropriate related documents at the request of the Company or its designee.

Executive understands that this Section 12 shall not apply to any invention for which no equipment, supplies, facilities, trade secret, or other confidential information of the Company or Company Affiliates was used and which was developed entirely on his own time, and does not relate to the business of the Company or Company Affiliates, its actual or anticipated research, and does not result from any work performed by him for the Company or Company Affiliates.

13. Deliveries to Company.

(a) Executive shall promptly notify the Board of any claims that he has against the Company during the term of this Agreement.

(b) Upon termination of this Agreement and Executive’s employment for any reason, and except as specifically provided herein or as consented to by the Board in writing, Executive shall deliver to the Company (i) all the books, records, documents, Proprietary Information, scientific and technical documents, chemicals, devices, data and information, and all other assets of the Company as prepared by him or others, whether in written, computerized, machine readable, model, sample, or other form capable of physical delivery(collectively “Books and Records”), without making copies of any such Book and Records whether for his own use or for any other purpose; (ii) all other property of the Company or relating to the Company's employees, suppliers, customers, and business, including but not limited to keys or key cards to Company property, Company credit cards, cell phones, computers, supplier and customer lists, etc., (iii) a written acknowledgement that Executive has no claims of any kind against the Company; and (iv) his resignation from any office and/or directorship he may hold in the Company or its affiliates.

14. Miscellaneous.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of immediately upon personal delivery (including personal delivery by reputable delivery service, telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

North American Scientific, Inc
20200 Sunburst Street
Chatsworth, CA 91311
Attn: Board of Directors

To Executive:

John Rush
2768 West Harrison Place
Chandler, Arizona 85224

or to such address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Taxes and Deductions. All payments made to Executive by the Company will be subject to withholding of income and employment taxes and other lawful deductions, as applicable.

(c) Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(d) Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(e) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(f) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Board.

(g) Amendments. No amendments or other modifications to this Agreement may be made except by writing and signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(h) Section 409A. Except with respect to payments made pursuant to Section 8 of the Agreement which are intended to comply with the provisions of section 409A of the Code, this Agreement is not intended to provide for an elective deferral of compensation that would be subject to section 409A thereof, and the Company reserves the right to unilaterally amend or modify this Agreement to ensure that payments are either not subject to section 409A or comply therewith, as the case may be (which amendment may be retroactive to the extent permitted under section 409A of the Code). Notwithstanding the foregoing, the Company makes no representations that payments hereunder are not subject to section 409A of the Code.

(i) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.

NORTH AMERICAN SCIENTIFIC, INC.		JOHN RUSH

By:	/s/Gary N. Wilner	/s/John B. Rush
Chairman

Date:	3/22/07	Date:	3/22/07